LINDBLAD EXPEDITIONS HOLDINGS, INC. COMPLETES REFINANCING OF
SENIOR SECURED TERM LOAN AND REVOLVING CREDIT FACILITY

NEW YORK, NY, March 28, 2018 --- Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; "Lindblad"; the "Company"), a global provider of expedition cruises and adventure travel experiences, today announced the completion of a refinancing of its existing senior secured term loan and revolving credit facility. The new $200 million, seven-year, senior secured term loan facility will bear interest at LIBOR plus 3.50%, with a potential step down to LIBOR plus 3.25% depending on the Company’s credit rating. The new $45 million, five-year, revolving credit facility will bear interest at LIBOR plus 3.00%. The pricing of the new term loan and revolving credit facility reflects a one percentage point rate reduction compared to the prior $175 million term loan facility and $45 million revolving credit facility. Additionally, the covenants in the new facility were modified to provide the Company with additional strategic and operational flexibility.

The proceeds from the new term loan were utilized to pay down the Company’s existing term loan with the remaining additional proceeds to be used for general corporate purposes.

Credit Suisse, JPMorgan Chase Bank, N.A. and Citibank, N.A. acted as joint book-runners, joint lead arrangers and syndication agents for this transaction.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools. For more information visit us at www.expeditions.com.

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Forward Looking Statements

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, those risks described in the Company's filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements.

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Media contact: Patty Disken-Cahill, 212-261-9081, pattydc@expeditions.com